Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
July 20, 2018

SunTrust Reports Second Quarter 2018 Results
Solid Revenue Growth, Improved Efficiency, and
Favorable Operating Environment Drive 45% Year-over-Year EPS Growth

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $697 million, or $1.49 per average common diluted share.

Diluted earnings per share increased 16% compared to the prior quarter and 45% compared to the second quarter of 2017. For the first half of 2018, earnings per average common diluted share grew 43% compared to the same period a year ago.

“Our performance continues to improve and this quarter was no exception, with earnings per share increasing by 45% year-over-year," said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. "Importantly, our strategic consistency and improved execution is driving success across multiple fronts: solid revenue growth, improved efficiency, and increased capital returns. We have good momentum going into the second half of the year and I remain confident in our ability to continue to create value for our clients, teammates, communities, and shareholders.”

Second Quarter 2018 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 and 23.)

Income Statement

•	Net income available to common shareholders was $697 million, or $1.49 per average common diluted share, compared to $1.29 for the prior quarter and $1.03 for the second quarter of 2017.

•
Total revenue increased 4% sequentially and 3% year-over-year. These increases were driven largely by higher net interest income as a result of net interest margin expansion. The sequential increase was also driven by growth in earnings assets.

•
Net interest margin was 3.28% in the current quarter, up 4 basis points sequentially and up 14 basis points compared to the prior year. The sequential and year-over-year increases were driven primarily by higher earning asset yields arising from higher benchmark interest rates, positive mix shift in the LHFI portfolio, and higher securities yields.

•	Provision for credit losses was relatively stable sequentially and decreased $58 million year-over-year due primarily to a lower allowance for loan and lease losses ("ALLL").

•	Noninterest expense decreased 2% sequentially and remained stable year-over-year. The sequential decrease was driven primarily by a seasonal decline in employee benefits costs.

•
The efficiency and tangible efficiency ratios for the current quarter were 59.4% and 58.7%, respectively, which reflect good improvements compared to the prior quarter and prior year, driven by ongoing expense management initiatives and strong revenue growth. The sequential improvement was also impacted by the seasonal decline in employee benefits costs.

Balance Sheet

•	Average performing LHFI was up 1% compared to the prior quarter and relatively stable year-over-year. The sequential growth was driven by growth in C&I, CRE, and consumer direct loans.

•	Average consumer and commercial deposits remained relatively stable compared to both the prior quarter and the second quarter of 2017.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.7% as of June 30, 2018, slightly lower than the prior quarter, due to loan growth.

•	During the quarter, the Company:

◦	Repurchased $330 million of its outstanding common stock, which completed its share repurchases under its 2017 Capital Plan.

◦	Announced its 2018 Capital Plan, which represents a combined 39% increase in total capital returns including:

▪
The purchase of up to $2.0 billion of its outstanding common stock between the third quarter of 2018 and the second quarter of 2019 (representing a 52% increase compared to the previous authorization).

▪	A 25% increase in the quarterly common stock dividend from $0.40 per common share to $0.50 per share, beginning in the third quarter of 2018, subject to approval by the Company's Board of Directors.

•
Book value per common share was $47.70 and tangible book value per common share was $34.40, both up 1% from March 31, 2018, driven primarily by growth in retained earnings, offset by an increase in accumulated other comprehensive loss.

Asset Quality

•	Nonperforming loans ("NPLs") increased $43 million from the prior quarter and represented 0.52% of period-end LHFI at June 30, 2018. The increase was driven primarily by the downgrade of one borrower.

•	Net charge-offs for the current quarter were $73 million, or 0.20% of total average LHFI on an annualized basis, compared to 0.22% during the prior quarter and 0.20% during the second quarter of 2017.

•
At June 30, 2018, the ALLL to period-end LHFI ratio was 1.14%, a 5 basis point decline compared to the prior quarter, driven by lower reserves for hurricane-related losses and continued improvements in asset quality.

•	Provision for credit losses was relatively stable sequentially and decreased $58 million year-over-year due primarily to a lower ALLL.

Income Statement (Dollars in millions, except per share data)	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017
Net interest income	$1,488	$1,441	$1,434	$1,430	$1,403
Net interest income-FTE [1]	1,510	1,461	1,472	1,467	1,439
Net interest margin	3.23%	3.20%	3.09%	3.07%	3.06%
Net interest margin-FTE [1]	3.28	3.24	3.17	3.15	3.14
Noninterest income	$829	$796	$833	$846	$827
Total revenue	2,317	2,237	2,267	2,276	2,230
Total revenue-FTE [1]	2,339	2,257	2,305	2,313	2,266
Noninterest expense	1,390	1,417	1,520	1,391	1,388
Provision for credit losses	32	28	79	120	90
Net income available to common shareholders	697	612	710	512	505
Earnings per average common diluted share	1.49	1.29	1.48	1.06	1.03

Balance Sheet (Dollars in billions)
Average LHFI	$144.2	$142.9	$144.0	$144.7	$144.4
Average consumer and commercial deposits	159.0	159.2	160.7	159.4	159.1

Capital
Basel III capital ratios at period end [2] :
Tier 1 capital	10.86%	11.00%	11.15%	10.74%	10.81%
Common Equity Tier 1 ("CET1")	9.73	9.84	9.74	9.62	9.68
Total average shareholders’ equity to total average assets	11.78	12.05	12.09	11.94	11.80

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.20%	0.22%	0.29%	0.21%	0.20%
ALLL to period-end LHFI [3]	1.14	1.19	1.21	1.23	1.20
NPLs to period-end LHFI	0.52	0.50	0.47	0.48	0.52
1 See Appendix A on pages 22 and 23 for non-U.S. GAAP reconciliations and additional information.
2 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2018 are estimated as of the date of this document.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, an increase of $82 million compared to the prior quarter. Net interest income increased $49 million sequentially due to a higher net interest margin, a $1.7 billion increase in average earning assets, and one more day in the current quarter. Noninterest income increased $33 million sequentially due largely to higher capital markets-related income, offset partially by lower mortgage servicing related income and other noninterest income. Compared to the second quarter of 2017, total revenue increased by $73 million, driven by a $71 million increase in net interest income.

Net Interest Income
Net interest income was $1.5 billion for the current quarter, an increase of $49 million compared to the prior quarter due primarily to a 4 basis point expansion in the net interest margin, a $1.7 billion increase in average earning assets, and one more day in the current quarter. The $71 million increase relative to the prior year was driven largely by a 14 basis point expansion in the net interest margin.
Net interest margin for the current quarter was 3.28%, compared to 3.24% in the prior quarter and 3.14% in the second quarter of 2017. The 4 and 14 basis point increases relative to the prior quarter and prior year were driven primarily by higher earning asset yields arising from higher benchmark interest rates, positive mix shift in the loan portfolio, and higher securities yields, offset partially by higher deposit costs and higher levels of wholesale funding.
For the six months ended June 30, 2018, net interest income was $3.0 billion, a $132 million increase compared to the six months ended June 30, 2017. The net interest margin was 3.26% for the first half of 2018, a 15 basis point increase compared to the same period in 2017. The increases in both net interest income and net interest margin were driven by the same factors that impacted the sequential and year-over-year comparisons discussed above.
Noninterest Income
Noninterest income was $829 million for the current quarter, compared to $796 million for the prior quarter and $827 million for the second quarter of 2017. The $33 million sequential increase is due primarily to higher capital markets-related income as well as higher client transaction-related fees, offset partially by lower other noninterest income, mortgage servicing related income and commercial real estate related income. Compared to the second quarter of 2017, noninterest income was stable as higher capital markets-related income and other noninterest income was offset by lower mortgage-related income, client transaction-related fees, and commercial real estate related income.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) increased $8 million sequentially due to an increase in client-related transactional activity. The $19 million year-over-year decrease is due primarily to lower transactional activity and the impact of adopting the revenue recognition accounting standard during the first quarter of 2018, which resulted in the netting of certain expense items against card fees, other charges and fees, and service charges on deposit accounts.
Investment banking income was $167 million for the current quarter, compared to $131 million in the prior quarter and $147 million in the prior year. The $36 million sequential and $20 million year-over-year increases reflected strong deal flow activity across most product categories, led by syndicated finance and equity capital markets.
Trading income was $53 million for the current quarter, compared to $42 million in the prior quarter and $46 million in the second quarter of 2017. The $11 million sequential and $7 million year-over-year increases were due primarily to higher client-related interest rate hedging activity.
Mortgage servicing income was $40 million for the current quarter, compared to $54 million in the prior quarter and $44 million in the second quarter of 2017. The $14 million sequential decrease was due primarily to higher servicing asset decay, arising from seasonally elevated payoffs. The $4 million decrease compared to the second quarter of 2017 was due to higher servicing asset decay and lower net hedge performance, offset partially by higher servicing fee income. At June 30, 2018, the servicing portfolio totaled $170.5 billion, an increase compared to both the prior quarter and prior year due to MSRs purchased in the first quarter of 2018 which transferred in the second quarter.
Mortgage production income for the current quarter was $43 million, compared to $36 million for the prior quarter and $56 million for the second quarter of 2017. The $7 million sequential increase was due primarily to the seasonal increase in purchase volume. The $13 million year-over-year decrease was due largely to lower gain on sale margins and less favorable channel mix. Mortgage application volume increased 18% sequentially and remained stable compared to the second quarter of 2017. Closed loan volume increased 22% sequentially and decreased 3% year-over-year.

Commercial real estate-related income was $18 million for the current quarter, compared to $23 million for the prior quarter and $24 million for the second quarter of 2017. The sequential and year-over-year decreases were driven primarily by lower transactional activity.
Other noninterest income was $38 million for the current quarter, compared to $48 million in the prior quarter and $22 million in the second quarter of 2017. The sequential decrease was due primarily to the recognition of a $23 million remeasurement gain on an equity investment in a fintech company during the prior quarter, offset partially by a $12 million remeasurement gain on an equity investment in GreenSky, Inc. (a financial technology company with which the Company partners) recognized during the current quarter. The $16 million year-over-year increase was due primarily to the aforementioned gain during the current quarter.
For the six months ended June 30, 2018, noninterest income was $1.6 billion, compared to $1.7 billion for the six months ended June 30, 2017. The $48 million decrease compared to the prior year was driven by lower mortgage-related income, client transaction-related fees, and capital markets-related income, offset partially by an increase in other noninterest income driven by the aforementioned remeasurement gains during the first half of 2018.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, down $27 million sequentially and up $2 million compared to the second quarter of 2017. The sequential decrease was driven largely by the seasonal decline in employee benefit costs, offset partially by higher outside processing and software expense and higher operating losses.
Employee compensation and benefits expense was $802 million in the current quarter, compared to $853 million in the prior quarter and $796 million in the second quarter of 2017. The $51 million sequential decrease was due to the seasonal decline in employee benefit costs and FICA taxes. The $6 million year-over-year increase was due primarily to higher compensation costs associated with revenue growth.
Operating losses were $17 million in the current quarter, compared to $6 million in the prior quarter and $19 million in the second quarter of 2017. The sequential increase was due primarily to a $10 million net benefit recognized in the prior quarter related to the progression of certain legal developments.
Outside processing and software expense was $227 million in the current quarter, compared to $206 million in the prior quarter and $204 million in the second quarter of 2017. The increase compared to the prior quarter and prior year was driven primarily by higher software-related costs, related to ongoing investments in technology.
Regulatory assessments expense was $39 million in the current quarter, compared to $41 million in the prior quarter and $49 million in the second quarter of 2017. The year-over-year decrease was driven by a reduced FDIC assessment rate resulting primarily from a lower risk profile.
Other noninterest expense was $114 million in the current quarter, compared to $121 million in the prior quarter and $126 million in the second quarter of 2017. The sequential decrease was driven primarily by the gain on sale of certain real estate assets recognized in the current quarter (recorded as a contra expense), in addition to certain asset impairment-related charges and legal and consulting expenses recognized in the prior quarter. The year-over-year decrease was driven primarily by the aforementioned gain on sale of certain real estate assets in the current quarter, in addition to lower legal and consulting expenses.
For the six months ended June 30, 2018, noninterest expense was $2.8 billion compared to $2.9 billion for the six months ended June 30, 2017. The $46 million decrease was driven largely by lower other noninterest expense, operating losses, and regulatory assessments, offset partially by higher outside processing and software expenses.

Income Taxes
For the current quarter, the Company recorded a provision for income taxes of $171 million compared to $147 million for the prior quarter and $222 million for the second quarter of 2017. The effective tax rate for the current quarter was 19%, compared to 19% in the prior quarter and 30% in the second quarter of 2017. The year-over-year decrease in the effective tax rate was due primarily to the reduction in the U.S. federal corporate income tax rate from 35% to 21%.

Balance Sheet
At June 30, 2018, the Company had total assets of $207.5 billion and total shareholders’ equity of $24.3 billion, representing 12% of total assets. Book value per common share was $47.70 and tangible book value per common share was $34.40, both up 1% compared to March 31, 2018, driven primarily by growth in retained earnings, offset partially by an increase in accumulated other comprehensive loss.
Loans
Average performing LHFI totaled $143.4 billion for the current quarter, up 1% compared to the prior quarter and relatively stable compared to the second quarter of 2017. The sequential growth was driven primarily by increases in C&I, CRE, and consumer direct loans, offset partially by declines in home equity products, consumer indirect, and commercial construction loans.
Deposits
Average consumer and commercial deposits for the current quarter were $159.0 billion, relatively stable compared to the prior quarter and the second quarter of 2017. Sequentially, declines in NOW and money market account balances were offset by growth in time deposits and savings account balances. Year-over-year, declines in money market accounts and demand deposits were offset by increases in time deposits, savings, and NOW account balances.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.7% at June 30, 2018. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.8% and 8.0%, respectively, at June 30, 2018. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.40 per common share and repurchased $330 million of its outstanding common stock in the second quarter of 2018, which completed its 2017 Capital Plan. Additionally, the Company issued $850 million of 7-year parent company senior notes at a fixed annual coupon rate of 4.00% in the second quarter of 2018.
In June 2018, the Company announced that the Federal Reserve had no objections to its 2018 Capital Plan. This plan includes the repurchase of up to $2.0 billion of the Company's outstanding common stock between the third quarter of 2018 and the second quarter of 2019. Additionally, subject to Board approval, the Company intends to increase its quarterly common stock dividend 25% to $0.50 per common share beginning in the third quarter of 2018 and to maintain the current level of dividend payments on its preferred stock.

Asset Quality
Total nonperforming assets ("NPAs") were $814 million at June 30, 2018, up $36 million from the prior quarter and down $7 million year-over-year. The ratio of NPLs to period-end LHFI was 0.52%, 0.50%, and 0.52% at June 30, 2018, March 31, 2018, and June 30, 2017, respectively.
Net charge-offs were $73 million during the current quarter, a decrease of $6 million compared to the prior quarter and an increase of $3 million compared to the second quarter of 2017. The ratio of annualized net charge-offs to total average LHFI was 0.20% during the current quarter, compared to 0.22% during the prior quarter and 0.20% during the second quarter of 2017.
The provision for credit losses was $32 million in the current quarter, a sequential increase of $4 million and a year-over-year decrease of $58 million. The decrease compared to the prior year was driven by a lower ALLL.
At June 30, 2018, the ALLL was $1.7 billion, which represented 1.14% of period-end loans, a 5 basis point decline relative to March 31, 2018, driven by lower reserves for hurricane-related losses and continued improvements in asset quality.
Early stage delinquencies increased 4 basis points from the prior quarter and 6 basis points from June 30, 2017 to 0.72% at June 30, 2018. Excluding government-guaranteed loans which accounted for 0.50% at June 30, 2018, early stage delinquencies were 0.22%, stable compared to the prior quarter and compared to the second quarter of 2017.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of June 30, 2018, SunTrust had total assets of $208 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses ("ALLL") and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on July 20, 2018, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:15 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on July 20, 2018, and will remain available until August 20, 2018, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 450198). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of July 20, 2018, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.
In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

•
Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of Form 8-K items announced on December 4, 2017 and the impacts of tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. These measures are utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding potential future dividends and share repurchases are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in their discretion. Also, future share repurchases and the timing of any such repurchases are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended June 30%			Six Months Ended June 30%
	2018	2017	Change	2018	2017	Change
EARNINGS & DIVIDENDS
Net income	$722	$528	37%	$1,365	$995	37%
Net income available to common shareholders	697	505	38	1,310	956	37
Total revenue	2,317	2,230	4	4,554	4,443	2
Total revenue-FTE [1]	2,339	2,266	3	4,597	4,513	2
Net income per average common share:
Diluted	$1.49	$1.03	45%	$2.78	$1.94	43%
Basic	1.50	1.05	43	2.80	1.97	42
Dividends paid per common share	0.40	0.26	54	0.80	0.52	54
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,548	$204,494	—%	$204,341	$204,374	—%
Earning assets	184,566	184,057	—	183,725	183,833	—
Loans held for investment ("LHFI")	144,156	144,440	—	143,542	144,058	—
Intangible assets including residential mortgage servicing rights ("MSRs")	8,355	8,024	4	8,300	8,025	3
Residential MSRs	1,944	1,603	21	1,889	1,603	18
Consumer and commercial deposits	158,957	159,136	—	159,063	159,006	—
Total shareholders’ equity	24,095	24,139	—	24,349	23,906	2
Preferred stock	2,025	1,720	18	2,206	1,474	50
Period End Balances:
Total assets				$207,505	$207,223	—%
Earning assets				185,304	184,518	—
LHFI				144,935	144,268	—
Allowance for loan and lease losses ("ALLL")				1,650	1,731	(5)
Consumer and commercial deposits				160,410	158,319	1
Total shareholders’ equity				24,316	24,477	(1)
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.42%	1.03%	38%	1.35%	0.98%	38%
Return on average common shareholders’ equity	12.73	9.08	40	11.98	8.64	39
Return on average tangible common shareholders' equity [1]	17.74	12.51	42	16.67	11.90	40
Net interest margin	3.23	3.06	6	3.21	3.04	6
Net interest margin-FTE [1]	3.28	3.14	4	3.26	3.11	5
Efficiency ratio	59.98	62.24	(4)	61.63	64.21	(4)
Efficiency ratio-FTE [1]	59.41	61.24	(3)	61.06	63.21	(3)
Tangible efficiency ratio-FTE [1]	58.69	60.59	(3)	60.37	62.59	(4)
Effective tax rate	19	30	(37)	19	28	(32)
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")				9.73%	9.68%	1%
Tier 1 capital				10.86	10.81	—
Total capital				12.67	12.75	(1)
Leverage				9.82	9.55	3
Total average shareholders’ equity to total average assets	11.78%	11.80%	—%	11.92	11.70	2
Tangible equity to tangible assets [1]				9.01	9.15	(2)
Tangible common equity to tangible assets [1]				7.96	8.11	(2)
Book value per common share				$47.70	$46.51	3
Tangible book value per common share [1]				34.40	33.83	2
Market capitalization				30,712	27,319	12
Average common shares outstanding:
Diluted	469,339	488,020	(4)	471,468	491,989	(4)
Basic	465,529	482,913	(4)	467,117	486,482	(4)
Full-time equivalent employees				23,199	24,278	(4)
Number of ATMs				2,062	2,104	(2)
Full service banking offices				1,222	1,281	(5)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2018 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2018	2017	2017	2017
EARNINGS & DIVIDENDS
Net income	$722	$643	$740	$538	$528
Net income available to common shareholders	697	612	710	512	505
Total revenue	2,317	2,237	2,267	2,276	2,230
Total revenue-FTE [1]	2,339	2,257	2,305	2,313	2,266
Net income per average common share:
Diluted	$1.49	$1.29	$1.48	$1.06	$1.03
Basic	1.50	1.31	1.50	1.07	1.05
Dividends paid per common share	0.40	0.40	0.40	0.40	0.26
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,548	$204,132	$205,219	$205,738	$204,494
Earning assets	184,566	182,874	184,306	184,861	184,057
LHFI	144,156	142,920	144,039	144,706	144,440
Intangible assets including residential MSRs	8,355	8,244	8,077	8,009	8,024
Residential MSRs	1,944	1,833	1,662	1,589	1,603
Consumer and commercial deposits	158,957	159,169	160,745	159,419	159,136
Total shareholders’ equity	24,095	24,605	24,806	24,573	24,139
Preferred stock	2,025	2,390	2,236	1,975	1,720
Period End Balances:
Total assets	$207,505	$204,885	$205,962	$208,252	$207,223
Earning assets	185,304	182,913	182,710	185,071	184,518
LHFI	144,935	142,618	143,181	144,264	144,268
ALLL	1,650	1,694	1,735	1,772	1,731
Consumer and commercial deposits	160,410	161,357	159,795	161,778	158,319
Total shareholders’ equity	24,316	24,269	25,154	24,522	24,477
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.42%	1.28%	1.43%	1.04%	1.03%
Return on average common shareholders’ equity	12.73	11.23	12.54	9.03	9.08
Return on average tangible common shareholders' equity [1]	17.74	15.60	17.24	12.45	12.51
Net interest margin	3.23	3.20	3.09	3.07	3.06
Net interest margin-FTE [1]	3.28	3.24	3.17	3.15	3.14
Efficiency ratio	59.98	63.35	67.03	61.12	62.24
Efficiency ratio-FTE [1]	59.41	62.77	65.94	60.14	61.24
Tangible efficiency ratio-FTE [1]	58.69	62.11	64.84	59.21	60.59
Adjusted tangible efficiency ratio-FTE [1]	58.69	62.11	59.85	59.21	60.59
Effective tax rate	19	19	(11)	29	30
Basel III capital ratios at period end [2]:
CET1	9.73%	9.84%	9.74%	9.62%	9.68%
Tier 1 capital	10.86	11.00	11.15	10.74	10.81
Total capital	12.67	12.90	13.09	12.69	12.75
Leverage	9.82	9.75	9.80	9.50	9.55
Total average shareholders’ equity to total average assets	11.78	12.05	12.09	11.94	11.80
Tangible equity to tangible assets [1]	9.01	9.11	9.50	9.12	9.15
Tangible common equity to tangible assets [1]	7.96	8.04	8.21	8.10	8.11
Book value per common share	$47.70	$47.14	$47.94	$47.16	$46.51
Tangible book value per common share [1]	34.40	33.97	34.82	34.34	33.83
Market capitalization	30,712	31,959	30,417	28,451	27,319
Average common shares outstanding:
Diluted	469,339	473,620	480,359	483,640	488,020
Basic	465,529	468,723	474,300	478,258	482,913
Full-time equivalent employees	23,199	23,208	23,785	24,215	24,278
Number of ATMs	2,062	2,075	2,116	2,108	2,104
Full service banking offices	1,222	1,236	1,268	1,275	1,281

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2018 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Six Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30				June 30
	2018	2017	Amount	%	2018	2017	Amount	%
Interest income	$1,759	$1,583	$176	11%	$3,427	$3,111	$316	10%
Interest expense	271	180	91	51	499	342	157	46
NET INTEREST INCOME	1,488	1,403	85	6	2,928	2,769	159	6
Provision for credit losses	32	90	(58)	(64)	60	209	(149)	(71)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,456	1,313	143	11	2,868	2,560	308	12
NONINTEREST INCOME
Service charges on deposit accounts	144	151	(7)	(5)	289	299	(10)	(3)
Other charges and fees	93	103	(10)	(10)	179	198	(19)	(10)
Card fees	85	87	(2)	(2)	166	169	(3)	(2)
Investment banking income	167	147	20	14	298	314	(16)	(5)
Trading income	53	46	7	15	95	97	(2)	(2)
Trust and investment management income	75	76	(1)	(1)	150	151	(1)	(1)
Retail investment services	73	70	3	4	145	139	6	4
Mortgage servicing related income	40	44	(4)	(9)	95	102	(7)	(7)
Mortgage production related income	43	56	(13)	(23)	79	109	(30)	(28)
Commercial real estate related income	18	24	(6)	(25)	42	44	(2)	(5)
Net securities gains	—	1	(1)	(100)	1	1	—	—
Other noninterest income	38	22	16	73	87	51	36	71
Total noninterest income	829	827	2	—	1,626	1,674	(48)	(3)
NONINTEREST EXPENSE
Employee compensation and benefits	802	796	6	1	1,656	1,648	8	—
Outside processing and software	227	204	23	11	433	409	24	6
Net occupancy expense	90	94	(4)	(4)	184	185	(1)	(1)
Equipment expense	44	43	1	2	84	83	1	1
Marketing and customer development	40	42	(2)	(5)	81	84	(3)	(4)
Regulatory assessments	39	49	(10)	(20)	79	97	(18)	(19)
Amortization	17	15	2	13	32	28	4	14
Operating losses	17	19	(2)	(11)	23	51	(28)	(55)
Other noninterest expense	114	126	(12)	(10)	235	268	(33)	(12)
Total noninterest expense	1,390	1,388	2	—	2,807	2,853	(46)	(2)
INCOME BEFORE PROVISION FOR INCOME TAXES	895	752	143	19	1,687	1,381	306	22
Provision for income taxes	171	222	(51)	(23)	318	381	(63)	(17)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	724	530	194	37	1,369	1,000	369	37
Less: Net income attributable to noncontrolling interest	2	2	—	—	4	5	(1)	(20)
NET INCOME	$722	$528	$194	37%	$1,365	$995	$370	37%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$697	$505	$192	38%	$1,310	$956	$354	37%
Net interest income-FTE [1]	1,510	1,439	71	5	2,971	2,839	132	5
Total revenue	2,317	2,230	87	4	4,554	4,443	111	2
Total revenue-FTE [1]	2,339	2,266	73	3	4,597	4,513	84	2
Net income per average common share:
Diluted	1.49	1.03	0.46	45	2.78	1.94	0.84	43
Basic	1.50	1.05	0.45	43	2.80	1.97	0.83	42
Cash dividends paid per common share	0.40	0.26	0.14	54	0.80	0.52	0.28	54
Average common shares outstanding:
Diluted	469,339	488,020	(18,681)	(4)	471,468	491,989	(20,521)	(4)
Basic	465,529	482,913	(17,384)	(4)	467,117	486,482	(19,365)	(4)

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
	2018	2018	Amount	% [2]	2017	2017	2017
Interest income	$1,759	$1,668	$91	5%	$1,640	$1,635	$1,583
Interest expense	271	227	44	19	206	205	180
NET INTEREST INCOME	1,488	1,441	47	3	1,434	1,430	1,403
Provision for credit losses	32	28	4	14	79	120	90
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,456	1,413	43	3	1,355	1,310	1,313
NONINTEREST INCOME
Service charges on deposit accounts	144	146	(2)	(1)	150	154	151
Other charges and fees	93	87	6	7	94	92	103
Card fees	85	81	4	5	88	86	87
Investment banking income	167	131	36	27	119	166	147
Trading income	53	42	11	26	41	51	46
Trust and investment management income	75	75	—	—	80	79	76
Retail investment services	73	72	1	1	70	69	70
Mortgage servicing related income	40	54	(14)	(26)	43	46	44
Mortgage production related income	43	36	7	19	61	61	56
Commercial real estate related income	18	23	(5)	(22)	62	17	24
Net securities gains/(losses)	—	1	(1)	(100)	(109)	—	1
Other noninterest income	38	48	(10)	(21)	134	25	22
Total noninterest income	829	796	33	4	833	846	827
NONINTEREST EXPENSE
Employee compensation and benefits	802	853	(51)	(6)	803	806	796
Outside processing and software	227	206	21	10	214	203	204
Net occupancy expense	90	94	(4)	(4)	97	94	94
Equipment expense	44	40	4	10	41	40	43
Marketing and customer development	40	41	(1)	(2)	104	45	42
Regulatory assessments	39	41	(2)	(5)	43	47	49
Amortization	17	15	2	13	25	22	15
Operating losses/(gains)	17	6	11	NM	23	(34)	19
Other noninterest expense	114	121	(7)	(6)	170	168	126
Total noninterest expense	1,390	1,417	(27)	(2)	1,520	1,391	1,388
INCOME BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	895	792	103	13	668	765	752
Provision/(benefit) for income taxes	171	147	24	16	(74)	225	222
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	724	645	79	12	742	540	530
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$722	$643	$79	12%	$740	$538	$528
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$697	$612	$85	14%	$710	$512	$505
Net interest income-FTE [1]	1,510	1,461	49	3	1,472	1,467	1,439
Total revenue	2,317	2,237	80	4	2,267	2,276	2,230
Total revenue-FTE [1]	2,339	2,257	82	4	2,305	2,313	2,266
Net income per average common share:
Diluted	1.49	1.29	0.20	16	1.48	1.06	1.03
Basic	1.50	1.31	0.19	15	1.50	1.07	1.05
Cash dividends paid per common share	0.40	0.40	—	—	0.40	0.40	0.26
Average common shares outstanding:
Diluted	469,339	473,620	(4,281)	(1)	480,359	483,640	488,020
Basic	465,529	468,723	(3,194)	(1)	474,300	478,258	482,913

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30		(Decrease)/Increase
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2018	2017	Amount	% [3]
ASSETS
Cash and due from banks	$5,858	$6,968	($1,110)	(16)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,365	1,249	116	9
Interest-bearing deposits in other banks	25	24	1	4
Trading assets and derivative instruments	5,050	5,847	(797)	(14)
Securities available for sale [1]	30,942	30,528	414	1
Loans held for sale ("LHFS")	2,283	2,826	(543)	(19)
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	67,343	68,511	(1,168)	(2)
Commercial real estate ("CRE")	6,302	5,250	1,052	20
Commercial construction	3,456	4,019	(563)	(14)
Residential mortgages - guaranteed	525	501	24	5
Residential mortgages - nonguaranteed	27,556	26,594	962	4
Residential home equity products	9,918	11,173	(1,255)	(11)
Residential construction	217	364	(147)	(40)
Consumer student - guaranteed	6,892	6,543	349	5
Consumer other direct	9,448	8,249	1,199	15
Consumer indirect	11,712	11,639	73	1
Consumer credit cards	1,566	1,425	141	10
Total LHFI	144,935	144,268	667	—
Allowance for loan and lease losses ("ALLL")	(1,650)	(1,731)	(81)	(5)
Net LHFI	143,285	142,537	748	1
Goodwill	6,331	6,338	(7)	—
Residential MSRs	1,959	1,608	351	22
Other assets [1]	10,407	9,298	1,109	12
Total assets [2]	$207,505	$207,223	$282	—%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$44,755	$44,006	$749	2%
Interest-bearing consumer and commercial deposits:
NOW accounts	45,430	43,973	1,457	3
Money market accounts	49,176	53,000	(3,824)	(7)
Savings	6,757	6,599	158	2
Consumer time	6,316	5,610	706	13
Other time	7,976	5,131	2,845	55
Total consumer and commercial deposits	160,410	158,319	2,091	1
Brokered time deposits	1,038	944	94	10
Foreign deposits	—	610	(610)	(100)
Total deposits	161,448	159,873	1,575	1
Funds purchased	1,251	3,007	(1,756)	(58)
Securities sold under agreements to repurchase	1,567	1,503	64	4
Other short-term borrowings	2,470	2,640	(170)	(6)
Long-term debt	11,995	10,511	1,484	14
Trading liabilities and derivative instruments	1,958	1,090	868	80
Other liabilities	2,500	4,122	(1,622)	(39)
Total liabilities	183,189	182,746	443	—
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	1,975	50	3
Common stock, $1.00 par value	552	550	2	—
Additional paid-in capital	8,980	8,973	7	—
Retained earnings	18,616	16,701	1,915	11
Treasury stock, at cost, and other	(4,178)	(2,945)	1,233	42
Accumulated other comprehensive loss, net of tax	(1,679)	(777)	902	NM
Total shareholders' equity	24,316	24,477	(161)	(1)
Total liabilities and shareholders' equity	$207,505	$207,223	$282	—%

Common shares outstanding	465,199	481,644	(16,445)	(3)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	20	—	—
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	87,071	68,369	18,702	27
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $185,304 and $184,518 at June 30, 2018 and 2017, respectively.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
	2018	2018	Amount	% [3]	2017	2017	2017
ASSETS
Cash and due from banks	$5,858	$5,851	$7	—%	$5,349	$7,071	$6,968
Federal funds sold and securities borrowed or purchased under agreements to resell	1,365	1,428	(63)	(4)	1,538	1,182	1,249
Interest-bearing deposits in other banks	25	25	—	—	25	25	24
Trading assets and derivative instruments	5,050	5,112	(62)	(1)	5,093	6,318	5,847
Securities available for sale [1]	30,942	30,934	8	—	30,947	30,927	30,528
LHFS	2,283	2,377	(94)	(4)	2,290	2,835	2,826
LHFI:
C&I	67,343	66,321	1,022	2	66,356	67,758	68,511
CRE	6,302	5,352	950	18	5,317	5,238	5,250
Commercial construction	3,456	3,651	(195)	(5)	3,804	3,964	4,019
Residential mortgages - guaranteed	525	611	(86)	(14)	560	497	501
Residential mortgages - nonguaranteed	27,556	27,165	391	1	27,136	27,041	26,594
Residential home equity products	9,918	10,241	(323)	(3)	10,626	10,865	11,173
Residential construction	217	256	(39)	(15)	298	327	364
Consumer student - guaranteed	6,892	6,693	199	3	6,633	6,559	6,543
Consumer other direct	9,448	8,941	507	6	8,729	8,597	8,249
Consumer indirect	11,712	11,869	(157)	(1)	12,140	11,952	11,639
Consumer credit cards	1,566	1,518	48	3	1,582	1,466	1,425
Total LHFI	144,935	142,618	2,317	2	143,181	144,264	144,268
ALLL	(1,650)	(1,694)	(44)	(3)	(1,735)	(1,772)	(1,731)
Net LHFI	143,285	140,924	2,361	2	141,446	142,492	142,537
Goodwill	6,331	6,331	—	—	6,331	6,338	6,338
Residential MSRs	1,959	1,916	43	2	1,710	1,628	1,608
Other assets [1]	10,407	9,987	420	4	11,233	9,436	9,298
Total assets [2]	$207,505	$204,885	$2,620	1%	$205,962	$208,252	$207,223
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$44,755	$43,494	$1,261	3%	$42,784	$43,984	$44,006
Interest-bearing consumer and commercial deposits:
NOW accounts	45,430	46,672	(1,242)	(3)	47,379	47,213	43,973
Money market accounts	49,176	50,627	(1,451)	(3)	51,088	52,487	53,000
Savings	6,757	6,849	(92)	(1)	6,468	6,505	6,599
Consumer time	6,316	6,205	111	2	5,839	5,735	5,610
Other time	7,976	7,510	466	6	6,237	5,854	5,131
Total consumer and commercial deposits	160,410	161,357	(947)	(1)	159,795	161,778	158,319
Brokered time deposits	1,038	1,022	16	2	985	959	944
Foreign deposits	—	—	—	—	—	—	610
Total deposits	161,448	162,379	(931)	(1)	160,780	162,737	159,873
Funds purchased	1,251	1,189	62	5	2,561	3,118	3,007
Securities sold under agreements to repurchase	1,567	1,677	(110)	(7)	1,503	1,422	1,503
Other short-term borrowings	2,470	706	1,764	NM	717	909	2,640
Long-term debt	11,995	10,692	1,303	12	9,785	11,280	10,511
Trading liabilities and derivative instruments	1,958	1,737	221	13	1,283	1,284	1,090
Other liabilities	2,500	2,236	264	12	4,179	2,980	4,122
Total liabilities	183,189	180,616	2,573	1	180,808	183,730	182,746
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,025	—	—	2,475	1,975	1,975
Common stock, $1.00 par value	552	552	—	—	550	550	550
Additional paid-in capital	8,980	8,960	20	—	9,000	8,985	8,973
Retained earnings	18,616	18,107	509	3	17,540	17,021	16,701
Treasury stock, at cost, and other	(4,178)	(3,853)	325	8	(3,591)	(3,274)	(2,945)
Accumulated other comprehensive loss, net of tax	(1,679)	(1,522)	157	10	(820)	(735)	(777)
Total shareholders’ equity	24,316	24,269	47	—	25,154	24,522	24,477
Total liabilities and shareholders’ equity	$207,505	$204,885	$2,620	1%	$205,962	$208,252	$207,223

Common shares outstanding	465,199	469,708	(4,509)	(1)%	470,931	476,001	481,644
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	20	—	—	25	20	20
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	87,071	82,223	4,848	6	79,133	74,053	68,369
1 Beginning January 1, 2018, the Company reclassified equity securities previously presented in Securities available for sale to Other assets on the Consolidated Balance Sheets. For periods prior to January 1, 2018, these equity securities have been reclassified to Other assets for comparability.
2 Includes earning assets of $185,304, $182,913, $182,710, $185,071, and $184,518 at June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively.
3 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						Increase/(Decrease) From
	June 30, 2018			March 31, 2018			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$67,211	$633	3.78%	$66,269	$588	3.60%	$942	0.18	($1,911)	0.45
Commercial real estate ("CRE")	5,729	58	4.06	5,201	49	3.84	528	0.22	572	0.68
Commercial construction	3,559	40	4.58	3,749	40	4.27	(190)	0.31	(546)	0.95
Residential mortgages - guaranteed	588	5	3.33	637	5	3.12	(49)	0.21	56	0.38
Residential mortgages - nonguaranteed	27,022	258	3.81	26,863	254	3.79	159	0.02	932	0.01
Residential home equity products	9,918	119	4.81	10,243	116	4.60	(325)	0.21	(1,195)	0.54
Residential construction	216	3	5.26	261	3	4.47	(45)	0.79	(147)	1.07
Consumer student - guaranteed	6,763	83	4.92	6,655	78	4.76	108	0.16	301	0.50
Consumer other direct	9,169	120	5.26	8,804	110	5.08	365	0.18	1,121	0.42
Consumer indirect	11,733	108	3.68	12,001	108	3.63	(268)	0.05	449	0.18
Consumer credit cards	1,524	43	11.45	1,526	43	11.26	(2)	0.19	133	1.49
Nonaccrual	724	6	3.35	711	4	2.25	13	1.10	(49)	(1.02)
Total LHFI	144,156	1,476	4.11	142,920	1,398	3.97	1,236	0.14	(284)	0.39
Securities available for sale: [2]
Taxable	30,959	205	2.65	30,849	201	2.61	110	0.04	902	0.20
Tax-exempt	637	5	2.99	628	5	2.98	9	0.01	289	(0.05)
Total securities available for sale	31,596	210	2.66	31,477	206	2.62	119	0.04	1,191	0.20
Federal funds sold and securities borrowed or purchased under agreements to resell	1,471	6	1.58	1,334	4	1.18	137	0.40	234	0.90
Loans held for sale ("LHFS")	2,117	24	4.54	2,025	21	4.12	92	0.42	(105)	0.68
Interest-bearing deposits in other banks	25	—	2.32	25	—	1.85	—	0.47	—	1.70
Interest earning trading assets	4,677	38	3.23	4,564	34	3.05	113	0.18	(454)	0.90
Other earning assets [2]	524	5	3.97	529	5	3.50	(5)	0.47	(73)	0.96
Total earning assets	184,566	1,759	3.82	182,874	1,668	3.70	1,692	0.12	509	0.37
Allowance for loan and lease losses ("ALLL")	(1,682)			(1,726)			(44)		(41)
Cash and due from banks	4,223			5,329			(1,106)		(678)
Other assets	17,573			17,256			317		1,325
Noninterest earning trading assets and derivative instruments	512			772			(260)		(406)
Unrealized (losses)/gains on securities available for sale, net	(644)			(373)			(271)		(737)
Total assets	$204,548			$204,132			$416		$54
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,344	$52	0.46%	$46,590	$45	0.39%	($1,246)	0.07	$907	0.19
Money market accounts	49,845	60	0.49	50,543	48	0.39	(698)	0.10	(4,354)	0.21
Savings	6,805	1	0.03	6,587	—	0.02	218	0.01	167	—
Consumer time	6,280	15	0.95	6,085	13	0.87	195	0.08	725	0.24
Other time	7,643	27	1.41	7,026	22	1.25	617	0.16	2,952	0.36
Total interest-bearing consumer and commercial deposits	115,917	155	0.54	116,831	128	0.44	(914)	0.10	397	0.23
Brokered time deposits	1,029	4	1.46	1,006	3	1.35	23	0.11	100	0.17
Foreign deposits	139	—	1.90	51	—	1.42	88	0.48	(581)	0.95
Total interest-bearing deposits	117,085	159	0.55	117,888	131	0.45	(803)	0.10	(84)	0.23
Funds purchased	1,102	5	1.73	876	3	1.45	226	0.28	(53)	0.77
Securities sold under agreements to repurchase	1,656	7	1.71	1,595	5	1.39	61	0.32	84	0.82
Interest-bearing trading liabilities	1,314	10	3.12	1,110	8	2.84	204	0.28	322	0.46
Other short-term borrowings	1,807	7	1.54	2,084	6	1.11	(277)	0.43	(201)	0.99
Long-term debt	11,452	83	2.92	10,506	74	2.84	946	0.08	934	0.26
Total interest-bearing liabilities	134,416	271	0.81	134,059	227	0.69	357	0.12	1,002	0.27
Noninterest-bearing deposits	43,040			42,338			702		(576)
Other liabilities	2,309			2,499			(190)		(667)
Noninterest-bearing trading liabilities and derivative instruments	688			631			57		339
Shareholders’ equity	24,095			24,605			(510)		(44)
Total liabilities and shareholders’ equity	$204,548			$204,132			$416		$54
Interest Rate Spread			3.01%			3.01%		—		0.10
Net Interest Income		$1,488			$1,441
Net Interest Income-FTE [3]		$1,510			$1,461
Net Interest Margin [4]			3.23%			3.20%		0.03		0.17
Net Interest Margin-FTE [3,4]			3.28			3.24		0.04		0.14
1 Interest income includes loan fees of $39 million for both the three months ended June 30, 2018 and March 31, 2018.
2 Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended June 30, 2018 and March 31, 2018 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	December 31, 2017			September 30, 2017			June 30, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$67,238	$575	3.39%	$68,277	$583	3.39%	$69,122	$574	3.33%
CRE	5,209	47	3.57	5,227	47	3.57	5,157	44	3.38
Commercial construction	3,947	39	3.92	3,918	38	3.86	4,105	37	3.63
Residential mortgages - guaranteed	546	3	2.12	512	5	3.57	532	4	2.95
Residential mortgages - nonguaranteed	26,858	254	3.78	26,687	255	3.82	26,090	248	3.80
Residential home equity products	10,531	116	4.37	10,778	120	4.40	11,113	118	4.27
Residential construction	303	3	4.15	333	4	4.68	363	4	4.19
Consumer student - guaranteed	6,576	76	4.60	6,535	73	4.44	6,462	71	4.42
Consumer other direct	8,651	108	4.94	8,426	104	4.91	8,048	97	4.84
Consumer indirect	11,999	107	3.53	11,824	105	3.51	11,284	98	3.50
Consumer credit cards	1,504	39	10.40	1,450	37	10.32	1,391	35	9.96
Nonaccrual	677	9	5.12	739	11	5.90	773	8	4.37
Total LHFI	144,039	1,376	3.79	144,706	1,382	3.79	144,440	1,338	3.72
Securities available for sale: [2]
Taxable	30,309	192	2.54	30,089	187	2.49	30,057	184	2.45
Tax-exempt	589	4	2.97	504	4	2.99	348	3	3.04
Total securities available for sale	30,898	196	2.53	30,593	191	2.49	30,405	187	2.46
Federal funds sold and securities borrowed or purchased under agreements to resell	1,198	2	0.87	1,189	3	0.89	1,237	2	0.68
LHFS	2,622	30	4.53	2,477	24	3.89	2,222	21	3.86
Interest-bearing deposits in other banks	25	—	1.62	25	—	1.88	25	—	0.62
Interest earning trading assets	4,996	32	2.53	5,291	31	2.38	5,131	30	2.33
Other earning assets [2]	528	4	3.52	580	4	3.06	597	5	3.01
Total earning assets	184,306	1,640	3.53	184,861	1,635	3.51	184,057	1,583	3.45
ALLL	(1,768)			(1,748)			(1,723)
Cash and due from banks	5,018			5,023			4,901
Other assets	16,794			16,501			16,248
Noninterest earning trading assets and derivative instruments	858			948			918
Unrealized gains/(losses) on securities available for sale, net	11			153			93
Total assets	$205,219			$205,738			$204,494
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$46,238	$42	0.36%	$44,604	$37	0.33%	$44,437	$30	0.27%
Money market accounts	52,025	43	0.33	53,278	43	0.32	54,199	38	0.28
Savings	6,487	—	0.02	6,535	—	0.02	6,638	—	0.03
Consumer time	5,785	12	0.82	5,675	11	0.76	5,555	10	0.71
Other time	6,090	18	1.19	5,552	16	1.14	4,691	12	1.05
Total interest-bearing consumer and commercial deposits	116,625	115	0.39	115,644	107	0.37	115,520	90	0.31
Brokered time deposits	971	4	1.32	947	3	1.28	929	3	1.29
Foreign deposits	—	—	—	295	1	1.13	720	2	0.95
Total interest-bearing deposits	117,596	119	0.40	116,886	111	0.38	117,169	95	0.32
Funds purchased	1,143	3	1.17	1,689	5	1.15	1,155	3	0.96
Securities sold under agreements to repurchase	1,483	4	1.14	1,464	4	1.07	1,572	3	0.89
Interest-bearing trading liabilities	969	7	2.73	912	6	2.84	992	6	2.66
Other short-term borrowings	815	1	0.22	1,797	3	0.56	2,008	3	0.55
Long-term debt	10,981	72	2.60	11,204	76	2.70	10,518	70	2.66
Total interest-bearing liabilities	132,987	206	0.61	133,952	205	0.61	133,414	180	0.54
Noninterest-bearing deposits	44,120			43,775			43,616
Other liabilities	2,860			3,046			2,976
Noninterest-bearing trading liabilities and derivative instruments	446			392			349
Shareholders’ equity	24,806			24,573			24,139
Total liabilities and shareholders’ equity	$205,219			$205,738			$204,494
Interest Rate Spread			2.92%			2.90%			2.91%
Net Interest Income		$1,434			$1,430			$1,403
Net Interest Income-FTE [3]		$1,472			$1,467			$1,439
Net Interest Margin [4]			3.09%			3.07%			3.06%
Net Interest Margin-FTE [3,4]			3.17			3.15			3.14

[1]	Interest income includes loan fees of $42 million, $45 million, and $45 million for the three months ended December 31, 2017, September 30, 2017, and June 30, 2017, respectively.

[2]
Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.

[3]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended December 31, 2017, September 30, 2017, and June 30, 2017 was attributed to C&I loans.

[4]	Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Six Months Ended
	June 30, 2018			June 30, 2017			(Decrease)/Increase
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$66,742	$1,221	3.69%	$69,099	$1,128	3.29%	($2,357)	0.40
CRE	5,466	107	3.96	5,098	83	3.28	368	0.68
Commercial construction	3,653	80	4.42	4,090	71	3.51	(437)	0.91
Residential mortgages - guaranteed	613	10	3.22	550	8	3.01	63	0.21
Residential mortgages - nonguaranteed	26,943	512	3.80	26,004	494	3.80	939	—
Residential home equity products	10,080	235	4.70	11,289	235	4.19	(1,209)	0.51
Residential construction	239	6	4.83	374	8	4.12	(135)	0.71
Consumer student - guaranteed	6,710	161	4.84	6,371	136	4.31	339	0.53
Consumer other direct	8,988	230	5.17	7,934	194	4.93	1,054	0.24
Consumer indirect	11,866	215	3.66	11,067	190	3.46	799	0.20
Consumer credit cards	1,525	87	11.35	1,380	68	9.87	145	1.48
Nonaccrual	717	10	2.81	802	13	3.16	(85)	(0.35)
Total LHFI	143,542	2,874	4.04	144,058	2,628	3.68	(516)	0.36
Securities available for sale: [2]
Taxable	30,904	407	2.63	30,011	364	2.43	893	0.20
Tax-exempt	633	9	2.98	317	5	3.04	316	(0.06)
Total securities available for sale	31,537	416	2.64	30,328	369	2.44	1,209	0.20
Federal funds sold and securities borrowed or purchased under agreements to resell	1,403	10	1.39	1,237	3	0.51	166	0.88
LHFS	2,071	45	4.33	2,415	46	3.78	(344)	0.55
Interest-bearing deposits in other banks	25	—	2.08	25	—	0.63	—	1.45
Interest earning trading assets	4,621	72	3.14	5,159	56	2.21	(538)	0.93
Other earning assets [2]	526	10	3.74	611	9	2.97	(85)	0.77
Total earning assets	183,725	3,427	3.76	183,833	3,111	3.41	(108)	0.35
ALLL	(1,704)			(1,711)			(7)
Cash and due from banks	4,773			5,227			(454)
Other assets	17,415			16,100			1,315
Noninterest earning trading assets and derivative instruments	641			903			(262)
Unrealized (losses)/gains on securities available for sale, net	(509)			22			(531)
Total assets	$204,341			$204,374			($33)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$45,964	$97	0.42%	$44,590	$53	0.24%	$1,374	0.18
Money market accounts	50,192	109	0.44	54,549	71	0.26	(4,357)	0.18
Savings	6,697	1	0.03	6,527	1	0.03	170	—
Consumer time	6,183	28	0.91	5,521	19	0.70	662	0.21
Other time	7,336	48	1.33	4,463	22	1.01	2,873	0.32
Total interest-bearing consumer and commercial deposits	116,372	283	0.49	115,650	166	0.29	722	0.20
Brokered time deposits	1,018	7	1.40	923	6	1.28	95	0.12
Foreign deposits	95	1	1.77	699	3	0.81	(604)	0.96
Total interest-bearing deposits	117,485	291	0.50	117,272	175	0.30	213	0.20
Funds purchased	990	8	1.61	1,014	4	0.83	(24)	0.78
Securities sold under agreements to repurchase	1,626	13	1.55	1,643	6	0.74	(17)	0.81
Interest-bearing trading liabilities	1,212	18	2.99	997	13	2.63	215	0.36
Other short-term borrowings	1,945	12	1.31	1,881	5	0.52	64	0.79
Long-term debt	10,981	157	2.88	11,038	139	2.55	(57)	0.33
Total interest-bearing liabilities	134,239	499	0.75	133,845	342	0.52	394	0.23
Noninterest-bearing deposits	42,691			43,356			(665)
Other liabilities	2,403			2,919			(516)
Noninterest-bearing trading liabilities and derivative instruments	659			348			311
Shareholders’ equity	24,349			23,906			443
Total liabilities and shareholders’ equity	$204,341			$204,374			($33)
Interest Rate Spread			3.01%			2.89%		0.12
Net Interest Income		$2,928			$2,769
Net Interest Income-FTE [3]		$2,971			$2,839
Net Interest Margin [4]			3.21%			3.04%		0.17
Net Interest Margin-FTE [3,4]			3.26			3.11		0.15
1 Interest income includes loan fees of $78 million and $90 million for the six months ended June 30, 2018 and 2017, respectively.
2 Beginning January 1, 2018, the Company began presenting other equity securities previously presented in securities available for sale as other earning assets. For periods prior to January 1, 2018, these equity securities have been reclassified to other earning assets for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the six months ended June 30, 2018 and 2017 was attributed to C&I loans.
4 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Six Months Ended
	June 30		(Decrease)/Increase		June 30		Increase/(Decrease)
(Dollars in millions) (Unaudited)	2018	2017	Amount	%	2018	2017	Amount	% [4]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,763	$1,783	($20)	(1)%	$1,814	$1,776	$38	2%
Provision/(benefit) for unfunded commitments	3	3	—	—	(7)	5	(12)	NM
Provision for loan losses:
Commercial	17	39	(22)	(56)	1	84	(83)	(99)
Consumer	12	48	(36)	(75)	66	120	(54)	(45)
Total provision for loan losses	29	87	(58)	(67)	67	204	(137)	(67)
Charge-offs:
Commercial	(21)	(26)	(5)	(19)	(44)	(89)	(45)	(51)
Consumer	(80)	(75)	5	7	(163)	(159)	4	3
Total charge-offs	(101)	(101)	—	—	(207)	(248)	(41)	(17)
Recoveries:
Commercial	4	7	(3)	(43)	10	21	(11)	(52)
Consumer	24	24	—	—	45	45	—	—
Total recoveries	28	31	(3)	(10)	55	66	(11)	(17)
Net charge-offs	(73)	(70)	3	4	(152)	(182)	(30)	(16)
Allowance for credit losses, end of period	$1,722	$1,803	($81)	(4)%	$1,722	$1,803	($81)	(4)%
Components:
Allowance for loan and lease losses ("ALLL")					$1,650	$1,731	($81)	(5)%
Unfunded commitments reserve					72	72	—	—
Allowance for credit losses					$1,722	$1,803	($81)	(4)%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.09%	0.10%	(0.01)	(10)%	0.09%	0.18%	(0.09)	(50)%
Consumer	0.34	0.32	0.02	6	0.35	0.35	—	—
Total net charge-offs to total average LHFI	0.20	0.20	—	—	0.21	0.26	(0.05)	(19)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$341	$325	$16	5%
Consumer					414	429	(15)	(3)
Total nonaccrual/NPLs					755	754	1	—
Other real estate owned (“OREO”)					53	61	(8)	(13)
Other repossessed assets					6	6	—	—
Total nonperforming assets ("NPAs")					$814	$821	($7)	(1)%
Accruing restructured loans					$2,418	$2,524	($106)	(4)%
Nonaccruing restructured loans [1]					326	321	5	2
Accruing LHFI past due > 90 days (guaranteed)					1,201	1,221	(20)	(2)
Accruing LHFI past due > 90 days (non-guaranteed)					41	30	11	37
Accruing LHFS past due > 90 days					1	1	—	—
NPLs to period-end LHFI					0.52%	0.52%	—	—%
NPAs to period-end LHFI plus OREO, and other repossessed assets					0.56	0.57	(0.01)	(2)
ALLL to period-end LHFI [2,3]					1.14	1.20	(0.06)	(5)
ALLL to NPLs [2,3]					2.20x	2.31x	(0.11x)	(5)

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	June 30	March 31	(Decrease)/Increase		December 31	September 30	June 30
(Dollars in millions) (Unaudited)	2018	2018	Amount	% [4]	2017	2017	2017
CREDIT DATA
Allowance for credit losses, beginning of period	$1,763	$1,814	($51)	(3)%	$1,845	$1,803	$1,783
Provision/(benefit) for unfunded commitments	3	(10)	13	NM	6	1	3
Provision/(benefit) for loan losses:
Commercial	17	(16)	33	NM	19	5	39
Consumer	12	54	(42)	(78)	55	114	48
Total provision for loan losses	29	38	(9)	(24)	74	119	87
Charge-offs:
Commercial	(21)	(23)	(2)	(9)	(44)	(33)	(26)
Consumer	(80)	(83)	(3)	(4)	(90)	(76)	(75)
Total charge-offs	(101)	(106)	(5)	(5)	(134)	(109)	(101)
Recoveries:
Commercial	4	6	(2)	(33)	7	11	7
Consumer	24	21	3	14	20	20	24
Total recoveries	28	27	1	4	27	31	31
Net charge-offs	(73)	(79)	(6)	(8)	(107)	(78)	(70)
Other	—	—	—	—	(4)	—	—
Allowance for credit losses, end of period	$1,722	$1,763	($41)	(2)%	$1,814	$1,845	$1,803
Components:
ALLL	$1,650	$1,694	($44)	(3)%	$1,735	$1,772	$1,731
Unfunded commitments reserve	72	69	3	4	79	73	72
Allowance for credit losses	$1,722	$1,763	($41)	(2)%	$1,814	$1,845	$1,803
Net charge-offs to average LHFI (annualized):
Commercial	0.09%	0.09%	—	—%	0.19%	0.11%	0.10%
Consumer	0.34	0.37	(0.03)	(8)	0.41	0.33	0.32
Total net charge-offs to total average LHFI	0.20	0.22	(0.02)	(9)	0.29	0.21	0.20
Period Ended
Nonaccrual/NPLs:
Commercial	$341	$262	$79	30%	$240	$298	$325
Consumer	414	450	(36)	(8)	434	399	429
Total nonaccrual/NPLs	755	712	43	6	674	697	754
OREO	53	59	(6)	(10)	57	57	61
Other repossessed assets	6	7	(1)	(14)	10	7	6
Nonperforming LHFS	—	—	—	—	—	31	—
Total NPAs	$814	$778	$36	5%	$741	$792	$821
Accruing restructured loans	$2,418	$2,476	($58)	(2)%	$2,468	$2,501	$2,524
Nonaccruing restructured loans [1]	326	279	47	17	286	304	321
Accruing LHFI past due > 90 days (guaranteed)	1,201	1,312	(111)	(8)	1,374	1,304	1,221
Accruing LHFI past due > 90 days (non-guaranteed)	41	36	5	14	31	39	30
Accruing LHFS past due > 90 days	1	3	(2)	(67)	2	—	1
NPLs to period-end LHFI	0.52%	0.50%	0.02	4%	0.47%	0.48%	0.52%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS	0.56	0.55	0.01	2	0.52	0.55	0.57
ALLL to period-end LHFI [2,3]	1.14	1.19	(0.05)	(4)	1.21	1.23	1.20
ALLL to NPLs [2,3]	2.20x	2.40x	(0.20x)	(8)	2.59x	2.55x	2.31x

1 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
2 This ratio is computed using the ALLL.
3 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total	Residential MSRs - Fair Value	Commercial Mortgage Servicing Rights and Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,645	$84	$1,729	$1,572	$85	$1,657
Amortization	—	(5)	(5)	—	(10)	(10)
Servicing rights originated	65	2	67	162	7	169
Fair value changes due to inputs and assumptions [1]	(43)	—	(43)	(16)	—	(16)
Other changes in fair value [2]	(58)	—	(58)	(109)	—	(109)
Servicing rights sold	(1)	—	(1)	(1)	—	(1)
Other [3]	—	—	—	—	(1)	(1)
Balance, June 30, 2017	$1,608	$81	$1,689	$1,608	$81	$1,689

Balance, beginning of period	$1,916	$80	$1,996	$1,710	$81	$1,791
Amortization	—	(6)	(6)	—	(11)	(11)
Servicing rights originated	74	3	77	149	7	156
Servicing rights purchased	—	—	—	75	—	75
Fair value changes due to inputs and assumptions [1]	35	—	35	146	—	146
Other changes in fair value [2]	(65)	—	(65)	(120)	—	(120)
Servicing rights sold	(1)	—	(1)	(1)	—	(1)
Balance, June 30, 2018	$1,959	$77	$2,036	$1,959	$77	$2,036
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
(Shares in thousands) (Unaudited)	2018	2018	2017	2017	2017
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	469,708	470,931	476,001	481,644	485,712
Common shares issued for employee benefit plans	402	3,615	244	125	111
Repurchases of common stock	(4,911)	(4,838)	(5,314)	(5,768)	(4,179)
Balance, end of period	465,199	469,708	470,931	476,001	481,644

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Six Months Ended
	June 30	March 31	December 31	September 30	June 30	June 30
(Dollars in millions) (Unaudited)	2018	2018	2017	2017	2017	2018	2017
Net interest income	$1,488	$1,441	$1,434	$1,430	$1,403	$2,928	$2,769
Fully taxable-equivalent ("FTE") adjustment	22	20	38	37	36	43	70
Net interest income-FTE [2]	1,510	1,461	1,472	1,467	1,439	2,971	2,839
Noninterest income	829	796	833	846	827	1,626	1,674
Total revenue-FTE [2]	$2,339	$2,257	$2,305	$2,313	$2,266	$4,597	$4,513

Return on average common shareholders’ equity	12.73%	11.23%	12.54%	9.03%	9.08%	11.98%	8.64%
Impact of removing average intangible assets and related pre-tax amortization, other than residential MSRs and other servicing rights	5.01	4.37	4.70	3.42	3.43	4.69	3.26
Return on average tangible common shareholders' equity [3]	17.74%	15.60%	17.24%	12.45%	12.51%	16.67%	11.90%

Net interest margin	3.23%	3.20%	3.09%	3.07%	3.06%	3.21%	3.04%
Impact of FTE adjustment	0.05	0.04	0.08	0.08	0.08	0.05	0.07
Net interest margin-FTE [2]	3.28%	3.24%	3.17%	3.15%	3.14%	3.26%	3.11%

Noninterest expense	$1,390	$1,417	$1,520	$1,391	$1,388	$2,807	$2,853
Total revenue	2,317	2,237	2,267	2,276	2,230	4,554	4,443
Efficiency ratio [4]	59.98%	63.35%	67.03%	61.12%	62.24%	61.63%	64.21%
Impact of FTE adjustment	(0.57)	(0.58)	(1.09)	(0.98)	(1.00)	(0.57)	(1.00)
Efficiency ratio-FTE [2,4]	59.41	62.77	65.94	60.14	61.24	61.06	63.21
Impact of excluding amortization related to intangible assets and certain tax credits	(0.72)	(0.66)	(1.10)	(0.93)	(0.65)	(0.69)	(0.62)
Tangible efficiency ratio-FTE [2,5]	58.69%	62.11%	64.84%	59.21%	60.59%	60.37%	62.59%
Impact of excluding Form 8-K and other tax reform-related items	—	—	(4.99)	—	—	—	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	58.69%	62.11%	59.85%	59.21%	60.59%	60.37%	62.59%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21% for all periods beginning on or after January 1, 2018 and 35% for all periods prior to January 1, 2018, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of Form 8-K and other tax reform-related items from the calculation of Tangible efficiency ratio-FTE. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on these items can be found in the Form 8-K furnished with the SEC on January 19, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions, except per share data) (Unaudited)	2018	2018	2017	2017	2017
Total shareholders' equity	$24,316	$24,269	$25,154	$24,522	$24,477
Goodwill, net of deferred taxes of $159 million, $159 million, $163 million, $254 million, and $253 million, respectively	(6,172)	(6,172)	(6,168)	(6,084)	(6,085)
Other intangible assets (including residential MSRs and other servicing rights)	(2,036)	(1,996)	(1,791)	(1,706)	(1,689)
Residential MSRs and other servicing rights	2,022	1,981	1,776	1,690	1,671
Tangible equity [2]	18,130	18,082	18,971	18,422	18,374
Noncontrolling interest	(103)	(101)	(103)	(101)	(103)
Preferred stock	(2,025)	(2,025)	(2,475)	(1,975)	(1,975)
Tangible common equity [2]	$16,002	$15,956	$16,393	$16,346	$16,296

Total assets	$207,505	$204,885	$205,962	$208,252	$207,223
Goodwill	(6,331)	(6,331)	(6,331)	(6,338)	(6,338)
Other intangible assets (including residential MSRs and other servicing rights)	(2,036)	(1,996)	(1,791)	(1,706)	(1,689)
Residential MSRs and other servicing rights	2,022	1,981	1,776	1,690	1,671
Tangible assets	$201,160	$198,539	$199,616	$201,898	$200,867
Tangible equity to tangible assets [2]	9.01%	9.11%	9.50%	9.12%	9.15%
Tangible common equity to tangible assets [2]	7.96	8.04	8.21	8.10	8.11
Tangible book value per common share [3]	$34.40	$33.97	$34.82	$34.34	$33.83

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change	2018	2017 [1]	% Change
Statements of Income:
Net interest income	$1,058	$975	9%	$2,073	$1,917	8%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [2]	1,058	975	9	2,073	1,917	8
Provision for credit losses [3]	7	84	(92)	65	171	(62)
Net interest income-FTE - after provision for credit losses [2]	1,051	891	18	2,008	1,746	15
Noninterest income before net securities gains/(losses)	453	473	(4)	904	945	(4)
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	453	473	(4)	904	945	(4)
Noninterest expense before amortization	995	982	1	2,003	2,009	—
Amortization	—	1	(100)	1	1	—
Total noninterest expense	995	983	1	2,004	2,010	—
Income-FTE - before provision for income taxes [2]	509	381	34	908	681	33
Provision for income taxes	115	137	(16)	202	245	(18)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	394	244	61	706	436	62
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$394	$244	61%	$706	$436	62%

Total revenue	$1,511	$1,448	4%	$2,977	$2,862	4%
Total revenue-FTE [2]	1,511	1,448	4	2,977	2,862	4

Selected Average Balances:
Total LHFI	$75,450	$73,680	2%	$75,564	$73,247	3%
Goodwill	4,390	4,262	3	4,326	4,262	2
Other intangible assets excluding residential MSRs	3	8	(63)	3	9	(67)
Total assets	85,309	83,230	2	85,210	82,991	3
Consumer and commercial deposits	111,555	109,580	2	110,432	108,818	1

Performance Ratios:
Efficiency ratio	65.89%	67.91%		67.29%	70.23%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [2]	65.89	67.91		67.29	70.23
Impact of excluding amortization and associated funding cost of intangible assets	(1.11)	(1.07)		(1.11)	(1.11)
Tangible efficiency ratio-FTE [2,4]	64.78%	66.84%		66.18%	69.12%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[4]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	2018	2017	% Change	2018	2017	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$2,295	$2,692	(15)%	$3,995	$4,984	(20)%
Correspondent	3,964	3,733	6	7,409	6,932	7
Total production	$6,259	$6,425	(3)%	$11,404	$11,916	(4)%
Channel mix - percent:
Retail	37%	42%		35%	42%
Correspondent	63	58		65	58
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$1,218	$1,962	(38)%	$3,102	$4,493	(31)%
Purchase	5,041	4,463	13	8,302	7,423	12
Total production	$6,259	$6,425	(3)%	$11,404	$11,916	(4)%
Purchase and refinance mix - percent:
Refinance	19%	31%		27%	38%
Purchase	81	69		73	62
Total production	100%	100%		100%	100%
Applications	$8,311	$8,273	—%	$15,327	$16,017	(4)%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced				$170,486	$165,601	3%
Total UPB of residential mortgages serviced for others				140,328	136,115	3
Net carrying value of residential MSRs				1,959	1,608	22
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others				1.396%	1.181%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$43,546	$41,572	5%
Retail brokerage managed assets				16,779	14,826	13
Total managed assets				60,325	56,398	7
Non-managed assets				99,574	95,463	4
Total assets under advisement				$159,899	$151,861	5%

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	2018	2017 [1,2]	% Change [6]	2018	2017 [1,2]	% Change [6]
Statements of Income:
Net interest income	$534	$493	8%	$1,046	$971	8%
FTE adjustment	22	35	(37)	42	69	(39)
Net interest income-FTE [3]	556	528	5	1,088	1,040	5
Provision/(benefit) for credit losses [4]	24	6	NM	(6)	38	NM
Net interest income-FTE - after provision/(benefit) for credit losses [3]	532	522	2	1,094	1,002	9
Noninterest income before net securities gains/(losses)	388	378	3	751	771	(3)
Net securities gains/(losses)	—	—	—	—	—	—
Total noninterest income	388	378	3	751	771	(3)
Noninterest expense before amortization	407	407	—	845	840	1
Amortization	17	14	21	31	27	15
Total noninterest expense	424	421	1	876	867	1
Income-FTE - before provision for income taxes [3]	496	479	4	969	906	7
Provision for income taxes	65	107	(39)	128	195	(34)
Tax credit adjustment	31	36	(14)	59	73	(19)
FTE adjustment	22	35	(37)	42	69	(39)
Net income including income attributable to noncontrolling interest	378	301	26	740	569	30
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$378	$301	26%	$740	$569	30%

Total revenue	$922	$871	6%	$1,797	$1,742	3%
Total revenue-FTE [3]	944	906	4	1,839	1,811	2

Selected Average Balances:
Total LHFI	$68,615	$69,365	(1)%	$67,889	$69,469	(2)%
Goodwill	1,941	2,076	(7)	2,005	2,076	(3)
Other intangible assets excluding residential MSRs	76	75	1	77	75	3
Total assets	82,133	82,801	(1)	81,514	82,883	(2)
Consumer and commercial deposits	47,431	49,381	(4)	48,638	50,070	(3)

Performance Ratios:
Efficiency ratio	45.98%	48.38%		48.76%	49.76%
Impact of FTE adjustment	(1.06)	(1.88)		(1.10)	(1.89)
Efficiency ratio-FTE [3]	44.92	46.50		47.66	47.87
Impact of excluding amortization and associated funding cost of intangible assets	(2.28)	(2.12)		(2.29)	(2.05)
Tangible efficiency ratio-FTE [3,5]	42.64%	44.38%		45.37%	45.82%

[1]
During the second quarter of 2018, certain of the Company's business banking clients were transferred from the Wholesale business segment to the Consumer business segment. For all periods prior to the second quarter of 2018, the corresponding financial results have been transferred to the Consumer business segment for comparability purposes.

[2]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[3]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[5]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[6]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	2018	2017 [1]	% Change [5]	2018	2017 [1]	% Change [5]
Statements of Income:
Net interest income/(expense) [2]	($104)	($65)	(60)%	($191)	($119)	(61)%
FTE adjustment	—	1	(100)	1	1	—
Net interest income/(expense)-FTE [3]	(104)	(64)	(63)	(190)	(118)	(61)
Provision/(benefit) for credit losses [4]	1	—	NM	1	—	NM
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [3]	(105)	(64)	(64)	(191)	(118)	(62)
Noninterest income/(expense) before net securities gains	(12)	(25)	52	(30)	(43)	30
Net securities gains	—	1	(100)	1	1	—
Total noninterest income/(expense)	(12)	(24)	50	(29)	(42)	31
Noninterest expense/(income) before amortization	(29)	(16)	(81)	(73)	(24)	NM
Amortization	—	—	—	—	—	—
Total noninterest expense/(income)	(29)	(16)	(81)	(73)	(24)	NM
Income/(loss)-FTE - before benefit for income taxes [3]	(88)	(72)	(22)	(147)	(136)	(8)
Benefit for income taxes	(9)	(22)	59	(12)	(59)	80
Tax credit adjustment	(31)	(36)	14	(59)	(73)	19
FTE adjustment	—	1	(100)	1	1	—
Net income/(loss) including income attributable to noncontrolling interest	(48)	(15)	NM	(77)	(5)	NM
Less: Net income attributable to noncontrolling interest	2	2	—	4	5	(20)
Net income/(loss)	($50)	($17)	NM	($81)	($10)	NM

Total revenue	($116)	($89)	(30)	($220)	($161)	(37)%
Total revenue-FTE [3]	(116)	(88)	(32)	(219)	(160)	(37)

Selected Average Balances:
Total LHFI	$91	$1,395	(93)%	$89	$1,342	(93)%
Securities available for sale	31,584	30,387	4	31,524	30,309	4
Goodwill	—	—	—	—	—	—
Other intangible assets excluding residential MSRs	—	—	—	—	—	—
Total assets	37,106	38,463	(4)	37,617	38,500	(2)
Consumer and commercial deposits	(29)	175	NM	(7)	118	NM

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				4.7	4.5
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				2.8%	3.7%
Instantaneous 100 basis point increase in rates over next 12 months				1.5%	2.1%
Instantaneous 50 basis point decrease in rates over next 12 months				(1.0)%	(1.4)%

[1]
During the fourth quarter of 2017, the Company sold Premium Assignment Corporation ("PAC"), its commercial lines insurance premium finance subsidiary, the results of which were previously reported within the Wholesale business segment. For all periods prior to January 1, 2018, PAC's financial results, including the gain on sale, have been transferred to Corporate Other for enhanced comparability of the Wholesale business segment excluding PAC.

[2]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[3]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[4]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

[5]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED SEGMENT TOTALS

	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	2018	2017	% Change	2018	2017	% Change
Statements of Income:
Net interest income	$1,488	$1,403	6%	$2,928	$2,769	6%
FTE adjustment	22	36	(39)	43	70	(39)
Net interest income-FTE [1]	1,510	1,439	5	2,971	2,839	5
Provision for credit losses	32	90	(64)	60	209	(71)
Net interest income-FTE - after provision for credit losses [1]	1,478	1,349	10	2,911	2,630	11
Noninterest income before net securities gains	829	826	—	1,625	1,673	(3)
Net securities gains	—	1	(100)	1	1	—
Total noninterest income	829	827	—	1,626	1,674	(3)
Noninterest expense before amortization	1,373	1,373	—	2,775	2,825	(2)
Amortization	17	15	13	32	28	14
Total noninterest expense	1,390	1,388	—	2,807	2,853	(2)
Income-FTE - before provision for income taxes [1]	917	788	16	1,730	1,451	19
Provision for income taxes	171	222	(23)	318	381	(17)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	22	36	(39)	43	70	(39)
Net income including income attributable to noncontrolling interest	724	530	37	1,369	1,000	37
Less: Net income attributable to noncontrolling interest	2	2	—	4	5	(20)
Net income	$722	$528	37%	$1,365	$995	37%

Total revenue	$2,317	$2,230	4%	$4,554	$4,443	2%
Total revenue-FTE [1]	2,339	2,266	3	4,597	4,513	2

Selected Average Balances:
Total LHFI	$144,156	$144,440	—%	$143,542	$144,058	—%
Goodwill	6,331	6,338	—	6,331	6,338	—
Other intangible assets excluding residential MSRs	79	83	(5)	80	84	(5)
Total assets	204,548	204,494	—	204,341	204,374	—
Consumer and commercial deposits	158,957	159,136	—	159,063	159,006	—

Performance Ratios:
Efficiency ratio	59.98%	62.24%		61.63%	64.21%
Impact of FTE adjustment	(0.57)	(1.00)		(0.57)	(1.00)
Efficiency ratio-FTE [1]	59.41	61.24		61.06	63.21
Impact of excluding amortization and associated funding cost of intangible assets	(0.72)	(0.65)		(0.69)	(0.62)
Tangible efficiency ratio-FTE [1]	58.69%	60.59%		60.37%	62.59%

1 Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.